                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


                  This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 31, 1998 (the "Effective Date"), by and between Vicom, Inc., a Minnesota corporation ("Buyer"), and Enstar Networking Corporation, a Minnesota corporation ("Seller").

                                    RECITALS

                  A. Seller is engaged in the business of providing products and services to design, build and maintain corporate network infrastructures (the "Business").

                  B. Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, the assets of Seller identified in Article I of this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

                                    ARTICLE I

                 TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

                  1.01 TRANSFER OF ASSETS . On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (as defined in Section 3.01 hereof), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the Closing Date (as defined in Section 3.01 hereof), in and to the following assets of Seller (collectively, the "Assets"):

                  (a) The accounts receivable of Seller as of the Effective Date (the "Accounts Receivable"), all of which are listed on Schedule 1.01(a) hereto;

                  (b) The work in progress of Seller as of the Effective Date (the "WIP"), all of which is listed on Schedule 1.01(b) hereto;

                  (c) The inventory of Seller as of the Effective Date (the "Inventory"), all of which is listed on Schedule 1.01(c) hereto; and

                  (d) The fixed assets of Seller listed on Schedule 1.01(d) hereto (the "Fixed Assets");

                  (e) The open order backlog of Seller (gross profit) as of the Effective Date (the "Backlog"), all of which is listed on Schedule 1.01(e) hereto.


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                  1.02 EXCLUDED ASSETS . No assets of any kind, other than those specifically enumerated in Section 1.01 hereof, shall be sold to Buyer or purchased by Buyer from Seller.

                  1.03 LIABILITIES ASSUMED. Buyer shall assume all liabilities of Seller with respect to (a) the Lease Agreement dated September 23, 1998 by and between Lexmark Office One Partners, LLP, and Seller and (b) the maintenance contracts of Seller listed on Schedule 1.03 hereto.

                  1.04 EXCLUDED LIABILITIES. Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any other liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise.


                                   ARTICLE II

                                 PURCHASE PRICE

                  2.01 AMOUNT AND MANNER OF PAYMENT . The purchase price (the "Purchase Price") for the Assets shall consist of the following:

                  (a) One Million Three Hundred Fifty Thousand (1,350,000) shares of the Common Stock, par value $.01, of Buyer (the "Shares"); and

                  (b) A promissory note of Buyer in the form of Exhibit A attached hereto (the "Closing Date Note"), in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000). The Closing Date Note shall be delivered by Buyer to Seller subject to the requirement that Seller shall hold the Closing Date Note until the amount of the Book Value (defined below) of the Assets is determined pursuant to Section 2.02 hereof, and, pursuant to Section 2.02, Seller and Buyer have exchanged the Closing Date Note for the Promissory Note of Buyer in the form of Exhibit B attached hereto (the "Adjusted Note") pursuant to Section 2.02 hereof.

                  2.02     ADJUSTMENT TO PURCHASE PRICE .

                  (a) The Purchase Price shall be decreased, on a dollar-for-dollar basis, by the amount, if any (the "Purchase Price Downward Adjustment"), by which the Book Value (as defined below) of the Assets as determined on the Adjustment Date (as defined below) is less than $1,675,000; provided that, to the extent the Purchase Price Downward Adjustment is attributable to the collection of Accounts Receivable in an amount less than the aggregate amount shown on Schedule 1.01(a) (an "AR Adjustment"), the AR Adjustment shall made only to the extent that such amount exceeds five percent (5%) of the aggregate amount shown on Schedule 1.01(a). The Purchase Price Downward Adjustment shall be reflected by a substitution of the Adjusted Note (in an amount equal to $750,000 less the Purchase Price Downward Adjustment) for the Closing Date Note pursuant to Section 2.02(e) hereof.


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                  (b) The Purchase Price shall be increased, on a
dollar-for-dollar basis, by the amount, if any (the "Purchase Price Upward Adjustment"), by which the Book Value of the Assets as determined on the Adjustment Date is greater than $1,675,000. The Purchase Price Upward Adjustment shall be paid to Seller in cash pursuant to the provisions of Section 2.02(e).

                  (c) "Book Value" shall mean (i) with respect to the Accounts Receivable, the total dollar amount of the Accounts Receivable collected on or before April 30, 1999 or, if later, the final collection date of any such Account Receivable, but in any event, no later than June 30, 1999 (the "Adjustment Date"), (ii) with respect to the WIP, the Inventory and the Fixed Assets, the total dollar amount of such Assets as shown on the Final Asset List (as defined below), and with respect to the Backlog, the total dollar amount of the gross profit realized with respect to the Backlog on or before the Adjustment Date as determined in accordance with the billing practices and revenue recognition practices of Seller applied consistently throughout the applicable period.

                  (d) "Final Asset List" shall mean the asset list of Seller as of the Effective Date prepared in accordance with Sellers past practices and delivered as provided in Section 2.02(e).

                  (e) As soon as practicable after the Closing Date (but in all events prior to the Adjustment Date), Buyer shall (i) prepare the Final Asset List and (ii) calculate the Purchase Price Downward Adjustment or the Purchase Price Upward Adjustment, as the case may be (in either case, the "Purchase Price Adjustment"), and deliver the same to Seller. If Seller does not agree with the Final Asset List or the amount of the Purchase Price Adjustment, then the accounting firms and representatives of Buyer and Seller shall meet and work in good faith to resolve the issues pertaining to the Final Asset List or the Purchase Price Adjustment and the computation thereof. If as a result of the meeting or meetings Buyer and Seller agree on the Purchase Price Adjustment, then the amount so agreed upon shall become the final Purchase Price Adjustment. In the case of a Purchase Price Downward Adjustment the principal amount of the Adjusted Note shall be based on such Purchase Price Downward Adjustment. In the case of a Purchase Price Upward Adjustment, Seller Buyer shall promptly make a cash payment to Seller in the amount of such Purchase Price Adjustment. If within ten (10) days after delivery to Seller of the Purchase Price Adjustment calculated by Buyer (or such longer period as the parties may mutually agree) Buyer and Seller are unable to agree on the Final Asset List or the Purchase Price Adjustment and the computation thereof, then Seller and Buyer shall retain a mutually agreeable arbitrator or arbitrators using the applicable Commercial Arbitration Rules of the American Arbitration Association (the "Arbitrator") to resolve the dispute. The Arbitrator's work shall be limited to resolving the dispute arising in connection with the Final Asset List or the Purchase Price Adjustment and the computation thereof, and the decision of the Arbitrator shall result in a Purchase Price Adjustment which shall, for purposes of this Agreement, be and become the final Purchase Price Adjustment. The decision of the Arbitrator shall be final and binding and not reviewable for error of any kind. Each party shall bear its own costs in connection with the preparation and review of the Purchase Price Adjustment and in resolving any disputes related thereto, except that the fees and costs of the Arbitrator, if one is retained, shall be paid one-half by the Seller and one-half by the Buyer. Within five (5) business days of the agreement of Buyer and Seller, or resolution of any dispute regarding the Purchase Price


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Adjustment (whether such resolution is by settlement or by decision of the
Arbitrator), Buyer shall deliver to Seller (i) in the case of a Purchase Price Downward Adjustment, the Adjusted Note, dated the Closing Date, in the principal amount established based on the final Purchase Price Downward Adjustment, in exchange for which Seller shall cancel the Closing Date Note and shall deliver the same back to Buyer in full satisfaction of all principal and accrued interest owing thereunder and (ii) in the case of a Purchase Price Upward Adjustment, a cash payment in the amount of the Purchase Price Upward Adjustment.

                  2.03 ALLOCATION OF PURCHASE PRICE . The Buyer and Seller have allocated the Purchase Price among the Assets as set forth on Schedule 2.03, which schedule shall be updated as of the Closing Date in such a manner as determined by Buyer subject to Seller's consent (which shall not be unreasonably withheld), after taking into account the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all of the tax returns, information returns and statements ("Returns") that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.

                                   ARTICLE III

                                    CLOSING

                  3.01 CLOSING . The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney, 220 South Sixth Street, Minneapolis, Minnesota at 10:00 a.m. on January 8, 1999, or at such other place and on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of 8:00 a.m., Minneapolis time, on the Effective Date.

                  3.02 GENERAL PROCEDURE . At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit C (the "Bill of Sale") and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER


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                  Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV):

                  4.01 INCORPORATION AND CORPORATE POWER . Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own the Assets being sold to Buyer.

                  4.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT . The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and, except for approval by Seller's shareholders, no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

                  4.03 AUTHORITY; NO BREACH . Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected (other than consents required under Section 8.01(c) hereof, which Seller undertakes to obtain prior to the Closing Date), or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement.

                  4.04 BOOK VALUE. Except as provided in Section 4.09 hereof, the Book Value of the Assets as of the Effective Date is not less than $1,675,000.

                  4.05 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, except for the fees of Goldsmith, Agio, Helms & Company, whose fees will be borne by Seller.


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                  4.06 TITLE TO ASSETS . Seller owns good and marketable title to the Assets, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens set forth under the caption referencing this Section 4.06 in the Disclosure Schedule, and (iii) assets disposed of in the ordinary course of business.

                  4.07 INVENTORY . The Disclosure Schedule describes under the caption referencing this Section 4.07 all of the inventory comprising any of the Assets. Seller's inventory of purchase parts, work in process and finished goods relating to the Business consists of items of a quality and quantity usable and, with respect to finished goods only, salable at the Seller's normal profit levels, in each case, in the ordinary course of the business. Seller's inventory of finished goods generated by the Business is not obsolete or damaged and is merchantable and fit for its particular use. Seller has on hand or has ordered and expects timely delivery of such quantities of raw materials and has on hand such quantities of work in process and finished goods as are reasonably required timely to fill current orders on hand with respect to the Business which require delivery within 30 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the relevant dates, the values at which such inventories are carried on the books of Seller will be determined in accordance with generally accepted accounting principles.

                  4.08 TAX MATTERS . To the best of Seller's knowledge, there are no liens for any taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign ("Taxes") upon any of the assets, except liens for Taxes not yet due.
                  4.09 ACCOUNTS RECEIVABLE. Not less than 95% in dollar amount of the Accounts Receivable are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms on or before the Adjustment Date.

                  4.10 LITIGATION . Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.10, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Business or the Assets, and there is no reasonable basis known to Seller for any of the foregoing.

                  4.11 WARRANTIES . The Disclosure Schedule summarizes under the caption referencing this Section 4.11 all claims outstanding, pending or, to the best of Seller's knowledge, threatened for breach of any warranty relating to any products of the Business sold by Seller prior to the date hereof.

                  4.12 CUSTOMERS AND SUPPLIERS . To the best of Seller's knowledge, the Disclosure Schedule, under the caption referencing this Section 4.12, lists the current customers and suppliers of Seller, and no customer or supplier listed on the Disclosure Schedule under the


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caption referencing this Section 4.12 has indicated that it will stop or decrease the rate of business done with Seller except for changes in the ordinary course of Seller's business.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller that:

                  5.01 INCORPORATION AND CORPORATE POWER . Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                  5.02 EXECUTION, DELIVERY; VALID AND BINDING AGREEMENT . The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

                  5.03 NO BREACH . The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

                  5.04 BROKERAGE . No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.


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                                   ARTICLE VI

                              COVENANTS OF SELLER

                  6.01 CONDUCT OF THE BUSINESS . Seller agrees to observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

                  (a) Seller shall not, directly or indirectly, sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business.

                  (b) Seller shall not cancel or terminate its current insurance policies covering the Assets and the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

                  (c) Seller shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of Seller or other matters relating to Taxes of Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer; (iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Seller only upon prior consultation with and consent of Buyer; and (iv) not amend any Return.
                  6.02 ACCESS TO BOOKS AND RECORDS . Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets. In addition, Seller and its officers and directors shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary to complete its due diligence; provided that Buyer agrees not to initiate such contacts without the prior approval of Seller, which approval will not be unreasonably withheld.

                  6.03 CONDITIONS . Seller shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).


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                                   ARTICLE VII

                               COVENANTS OF BUYER

                  Buyer covenants and agrees with Seller as follows:

                  7.01 CONDITIONS. Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

                  8.01 CONDITIONS TO BUYER'S OBLIGATIONS . The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date.

                  (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing.

                  (c) Seller shall have obtained, or caused to be obtained, each consent and approval required in order to complete the transactions contemplated hereby.

                  (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions.

                  (e) On the Closing Date, Seller shall have delivered to Buyer the following:

                           (i) the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 hereof;

                           (ii) a certificate of an officer of Seller, dated the Closing Date, stating that the conditions set forth in subsections 8.01(a) and (b) above have been satisfied; and


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

                           (iii) a certificate of the Secretary of Seller as to the currency of the Articles of Incorporation and Bylaws of Seller and the resolutions adopted by the board of directors and shareholder of Seller with respect to the transactions contemplated by this Agreement (with copies of such documents attached).

                  (f) Buyer shall have completed to its satisfaction its due diligence review of Seller's business and the Assets.

                  (g) Buyer and Seller shall have entered into a transition services agreement (the "Transition Services Agreement") on terms and conditions mutually satisfactory to Buyer and Seller with respect to services to be provided to Buyer by Seller, at Seller's cost, until March 31, 1999 or earlier terminated by Buyer. The principal purpose of the Transition Services Agreement is to ensure the smooth transition from Seller to Buyer of vendors, customers, employee benefits and open work orders.

                  (h) Buyer and Seller shall have entered into a Stock Purchase and Registration Rights Agreement in the form Attached hereto as Exhibit D (the "Stock Purchase Agreement").

                  8.02 CONDITIONS TO SELLER'S OBLIGATIONS . The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The representations and warranties set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made;

                  (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                  (c) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions.

                  (d) On the Closing Date, Buyer will have delivered to Seller, or in the case of the certificates representing the Shares, at Sellers's option, to such designee of Seller as shall become a party to the Stock Purchase
Agreement:

                           (i) a certificate or certificates representing the Shares;

                           (ii) the Closing Date Note;

                           (ii) a certificate of the President of Buyer, dated the Closing Date, stating that the conditions set forth in subsections 8.02(a) and (b) above have been satisfied; and

                           (iii) a certificate of the Secretary of Buyer as to the currency of the Articles of Incorporation and Bylaws of Seller and the resolutions adopted by the board of directors of Buyer with respect to the transactions contemplated by this Agreement (with copies of such documents attached).

                  (e) Buyer and Seller shall have entered into the Stock Purchase Agreement.


                                   ARTICLE IX

                                  TERMINATION

                  9.01 TERMINATION . This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual consent of Buyer and Seller;

                  (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

                  (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated on or before January 15, 1999; provided that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

                  (d) by Buyer if, after the date hereof, there shall have been a material adverse change in the condition of the Business or Assets or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Buyer.

                  9.02 EFFECT OF TERMINATION . In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that Sections 11.01, 11.02 and 11.10 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

                                    ARTICLE X

               SURVIVAL

                  10.01. SURVIVAL, INDEMNIFICATION. The covenants, representations and warranties contained in this Agreement shall survive the closing.


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                                   ARTICLE XI

                              ADDITIONAL AGREEMENTS

                  11.01 ELECTION OF DIRECTORS. To the extent permitted by applicable law, commencing at the first meeting of its Board of Directors of Buyer following the Closing Date, Buyer will cause one individual to be selected by Seller to be appointed to its Board of Directors, and thereafter, for so long as Seller continues to hold not less than 10% of the Shares, at each meeting of the shareholders of Buyer at which directors are to be elected, to cause such individuals to be nominated, and to use its best efforts to cause such individual or a substitute selected by Seller, to be elected, to such Board of Directors. Seller shall have the absolute right to replace or fill vacancies with respect to the director selected by it.

                  11.02 SELLER EMPLOYEES. Buyer will use its best efforts to employ Seller's employees listed on Schedule V on terms comparable to their current employment terms and to maintain such employment on comparable terms through the Adjustment Date.

                  11.03 PURCHASE RIGHTS. Through June 30, 1999, Seller will use its best efforts to ensure that Buyer can continue to purchase cable and networking equipment at the same cost of goods structure currently obtained by Seller, subject to changes in market conditions and manufacturer's standard pricing and discount structures.

                  11.05 LEASE. Buyer and Seller shall use their best efforts to cooperate and accomplish the assignment, from Seller to Buyer, of the Lease Agreement dated September 23, 1998 by and between Lexmark Office One Partners, LLP, and Seller.

                  11.06 BUSINESS PRACTICES. Buyer will continue to treat Backlog in accordance with the billing practices and revenue recognition practices of Seller throughout the period prior to the Adjustment Date. Buyer will pay all vendors on terms and conditions consistent with past practices of Seller throughout the period prior to the Adjustment Date.


                                   ARTICLE XII

                                 MISCELLANEOUS

                  12.01 CONFIDENTIALITY; PRESS RELEASES AND ANNOUNCEMENTS . The existence of this Agreement and the negotiations between Buyer and Seller relative to the transactions contemplated hereby are confidential information and Buyer and Seller shall each use their best efforts to maintain the confidentiality of that information. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

                  12.02 EXPENSES . Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

                  12.03 FURTHER ASSURANCES . Seller agrees that, on and after the Closing Date, it shall take all appropriate action (without incurring any out-of-pocket expenses) and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets.

                  12.04 AMENDMENT AND WAIVER. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

                  12.05 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

NOTICES TO SELLER OR SELLER:                 WITH A COPY TO:
Seller, Inc.                                 Dorsey & Whitney LLP
7450 Flying Cloud Drive                      220 South Sixth Street
Eden Prairie, Minnesota  55344               Minneapolis, Minnesota 55402
Attention:  President                        Attention: Patrick F. Courtemanche
Telecopy:  (612) 942-3875                    Telecopy: (612) 340-8827

NOTICES TO BUYER:                            WITH A COPY TO:
Jim Mandel                                   Steven Bell
Vicom, Inc.                                  Vicom, Inc.
9449 Science Center Drive                    9449 Science Center Drive
New Hope, Minnesota 55428                    New Hope, Minnesota 55428
Telecopy: (612) 504-3060                     Telecopy: (612) 504-3060

                  12.06 ASSIGNMENT . This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

                  12.07 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  12.08 COMPLETE AGREEMENT. This Agreement and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                  12.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

                  12.10 GOVERNING LAW. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        VICOM, INC.

                                        By
                                          Its___________________________________


                                        ENSTAR NETWORKING CORPORATION

                                        By______________________________________
                                          Its___________________________________

                                                                       Exhibit A

THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN ASSET PURCHASE AGREEMENT BETWEEN MAKER AND PAYEE DATED AS OF DECEMBER 31, 1998

                                 PROMISSORY NOTE

$750,000                               December 31, 1998


         FOR VALUE RECEIVED, the undersigned, VICOM, INC., a Minnesota limited liability company (the "Maker"), hereby promises to pay to the order of ENSTAR NETWORKING CORPORATION, a Minnesota corporation (the "Payee,") which term includes any subsequent registered holder hereof) at Minneapolis, Minnesota or at such other place as the Payee may from time to time hereafter designate to the Maker in writing, the principal sum of Seven Hundred Fifty Thousand and no/100 Dollars ($750,000).

         The unpaid principal balance hereof from time to time outstanding shall bear interest at the rate of nine percent (9%) per annum, payable quarterly in arrears on or before March 31, June 30, September 30 and December 31, commencing March 31, 1999.

         The principal hereof is payable on or before December 31, 2003.

         This Note may be prepaid by Maker at any time, and shall be prepaid upon the occurrence of a Liquidity Event. "Liquidity Event" shall mean (i) any merger or consolidation of Maker in which the beneficial owners of Maker's capital stock immediately prior to such transaction hold in the aggregate less than a majority of the voting power in the surviving entity, (ii) a sale of substantially all of the assets of Maker, or (iii) the dissolution, liquidation or winding up of Maker. In the event Maker sells equity securities for cash in a private placement or public offering (but not including (x) the sale of stock upon the exercise of convertible securities or warrants outstanding on the date hereof, (y) the sale of stock upon the exercise of employee stock options or (z) the sale by Maker of not more than $600,000 in preferred stock in a private placement to close in January 1999), Maker shall use 25% of the net proceeds from such sale of equity securities to repay all or a portion of this Note.

         The occurrence of any one or more of the following events shall constitute an Event of Default, and upon the occurrence of any Event of Default, Payee may declare this Note to be, and the same shall forthwith become, immediately due and payable and the Payee may exercise all rights and remedies as may otherwise be allowed by law:

                  (1) The Maker shall fail to make any payment of principal or interest hereon when due and such failure shall continue for 10 days after the due date thereof.

                  (2) The Maker shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver for the Maker or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Maker or for a substantial part of the property thereof; or any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Maker and, if instituted against the Maker, shall have been consented to or acquiesced in by the Maker or shall remain undismissed for 90 days, or an order for relief shall have been entered against the Maker.

                  (3) Any execution or attachment shall be issued whereby any substantial part of the property of the Maker shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 90 days after the issuance thereof.

         THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

         The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest.

         The Maker shall pay principal and interest under this Note without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

         If this Note is not paid when due, the Maker shall pay all of the Payee's costs of collection including reasonable attorneys' fees.

         This Note may be transferred to a subsequent registered holder, upon surrender to the Maker, as registrar, of this Note, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to Maker, duly executed by the Payee hereof or the Payee's attorney duly authorized in writing.


                                        VICOM, INC.


                                        By__________________________
                                          Its_______________________

                                                                       Exhibit B

THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN ASSET PURCHASE AGREEMENT BETWEEN MAKER AND PAYEE DATED AS OF DECEMBER 31, 1998

                                 PROMISSORY NOTE

$___________________                   December 31, 1998

         FOR VALUE RECEIVED, the undersigned, VICOM, INC., a Minnesota limited liability company (the "Maker"), hereby promises to pay to the order of ENSTAR NETWORKING CORPORATION, a Minnesota corporation (the "Payee,") which term includes any subsequent registered holder hereof) at Minneapolis, Minnesota or at such other place as the Payee may from time to time hereafter designate to the Maker in writing, the principal sum of _________________ Dollars ($_________).

         This Note replaces that certain Promissory Note dated January __, 1999 from Maker to Payee in the principal amount of $750,000.

         The unpaid principal balance hereof from time to time outstanding shall bear interest at the rate of nine percent (9%) per annum, payable quarterly in arrears on or before March 31, June 30, September 30 and December 31, commencing March 31, 1999.

         The principal hereof is payable on or before December 31, 2003.

         This Note may be prepaid by Maker at any time, and shall be prepaid upon the occurrence of a Liquidity Event. "Liquidity Event" shall mean (i) any merger or consolidation of Maker in which the beneficial owners of Maker's capital stock immediately prior to such transaction hold in the aggregate less than a majority of the voting power in the surviving entity, (ii) a sale of substantially all of the assets of Maker, or (iii) the dissolution, liquidation or winding up of Maker. In the event Maker sells equity securities for cash in a private placement or public offering (but not including (x) the sale of stock upon the exercise of convertible securities or warrants outstanding on the date hereof, (y) the sale of stock upon the exercise of employee stock options or (z) the sale by Maker of not more than $600,000 in preferred stock in a private placement to close in January 1999), Maker shall use 25% of the net proceeds from such sale of equity securities to repay all or a portion of this Note.

         The occurrence of any one or more of the following events shall constitute an Event of Default, and upon the occurrence of any Event of Default, Payee may declare this Note to be, and the same shall forthwith become, immediately due and payable and the Payee may exercise all rights and remedies as may otherwise be allowed by law:
                  (1) The Maker shall fail to make any payment of principal or interest hereon when due and such failure shall continue for 10 days after the due date thereof.

                  (2) The Maker shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver for the Maker or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Maker or for a substantial part of the property thereof; or any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Maker and, if instituted against the Maker, shall have been consented to or acquiesced in by the Maker or shall remain undismissed for 90 days, or an order for relief shall have been entered against the Maker.

                  (3) Any execution or attachment shall be issued whereby any substantial part of the property of the Maker shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 90 days after the issuance thereof.

         THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

         The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest.

         The Maker shall pay principal and interest under this Note without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

         If this Note is not paid when due, the Maker shall pay all of the Payee's costs of collection including reasonable attorneys' fees.

         This Note may be transferred to a subsequent registered holder, upon surrender to the Maker, as registrar, of this Note, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to Maker, duly executed by the Payee hereof or the Payee's attorney duly authorized in writing.


                                        VICOM, INC.


                                        By__________________________
                                          Its_______________________

                                                                       Exhibit C

                                  BILL OF SALE

         THIS BILL OF SALE is made and entered into, effective December 31, 1998 by and between Enstar Networking Corporation, a Minnesota corporation, ("Seller"), in favor of Vicom, Inc., a Minnesota corporation ("Buyer").

         Pursuant to an Asset Purchase Agreement dated as of December 31, 1998 by and among Buyer and Seller (the "Purchase Agreement"), Seller has agreed to transfer to Buyer substantially all of the assets of Seller (the "Assets") as defined in the Purchase Agreement.

         For good and valuable consideration paid by Buyer to Seller, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereunder, Seller has bargained and sold, and does hereby grant, bargain, sell, convey, transfer, assign and deliver the Assets to Buyer. Except as noted in the Purchase Agreement, Buyer does not assume any of Seller's liabilities or obligations, and in no event shall Buyer be deemed to have assumed, guaranteed or agreed to discharge any of such liabilities or obligations.

         For the consideration aforesaid, Seller hereby irrevocably constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, and gives and grants unto Buyer full power and authority in the name of Seller, or in the name of Buyer, at any time and from time to time, (a) to collect, assert or enforce any claim, right or title of any kind in or to the Assets, to institute and prosecute all actions, suits and proceedings which Buyer may deem proper in order to collect, assert or enforce any such claim, right or title, to defend and compromise all actions, suits and proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as Buyer shall deem advisable, and (b) to take all actions which Buyer may deem reasonable and proper in order to provide for Buyer the benefits of or under any of the Assets where any required consent of a third party to the assignment thereof to Buyer shall not have been obtained; with like power and as fully as Seller could or might have done, hereby ratifying and confirming all and whatever Buyer shall lawfully do or cause to be done. Seller acknowledges and agrees that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason and that Buyer shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof.

         This Bill of Sale shall be binding upon Seller and its successors and assigns, and shall inure to the benefit of Buyer and its successors and assigns.

                  IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by a duly authorized officer, as of the date first above written.


                                        ENSTAR NETWORKING CORPORATION

                                        By
                                          Its___________________________________

                                                                       Exhibit D

                STOCK PURCHASE AND REGISTRATION RIGHTS AGREEMENT

                                                                   Schedule 1.03

                              MAINTENANCE CONTRACTS

                                                                   Schedule 2.03

                            PURCHASE PRICE ALLOCATION

         The Purchase Price shall be allocated as follows:

                              DISCLOSURE SCHEDULES



4.02 Seller has not obtained a required landlord consent to assignment of the Lease Agreement dated September 23, 1998 by and between Lexmark Office One Partners, LLP, and Seller


4.06     Encumbrance on assets -- U.S. Bank financing statement.

         Performance bonds on open jobs in the ordinary course of business.

4.07     See Schedule 1.01(c)